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                                  SCHEDULE 1

         The Reporting Persons have engaged in the following transactions in Shares since August 17, 1999, the last day on which a transaction in the Shares by the Reporting Persons was reported on the Schedule 13D.


Transaction             Number of           Price
   Date                  Shares           Per Share*      Purchaser
-----------             ---------         ----------      ---------

8-19-99                  16,000             1.1250          Bisco
8-20-99                   6,000             1.1250          Plan
8-23-99                   6,000             1.1250          Plan
8-23-99                   1,300             1.1250          Z. Ceiley
8-24-99                   1,000             1.1250          Plan
8-25-99                   8,000             1.1250          Plan
8-25-99                   3,000             1.1250          Bisco

* Excluding commissions


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